Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cipher Mining Inc. on Form S-8 of our report dated March 5, 2024, with respect to our audits of the consolidated financial statements of Cipher Mining Inc. as of December 31, 2023 and 2022 and for the years then ended appearing in the Annual Report on Form 10-K of Cipher Mining Inc. for the year ended December 31, 2023.

Our report on the consolidated financial statements refers to a change in the method of accounting for digital assets during the year ended December 31, 2023 by early adopting ASU 2023-08, Intangibles - Goodwill and Other - Crypto Assets (Topic 350-60): Accounting for and Disclosure of Crypto Assets, effective January 1, 2023 using the modified retrospective method.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

March 5, 2024